Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contact:
Questcor Pharmaceuticals, Inc.
George Stuart
Vice President, Finance
& Chief Financial Officer
510-400-0700
QUESTCOR ANNOUNCES RESULTS OF SERIES B CONVERTIBLE PREFERRED STOCK REDEMPTION
Union City, CA – January 4, 2006 – As previously announced, Questcor Pharmaceuticals, Inc. (AMEX:QSC) notified the holders of Questcor’s Series B Convertible Preferred Stock of its intent to redeem all the outstanding Series B shares. The Series B stockholders had the option to avoid the redemption by converting all or part of their Series B Convertible Preferred Stock into Questcor common stock prior to the January 3, 2006 redemption date.
In connection with this process, Questcor made a total payment of $7,841,490 and issued 1,328,091 shares of Questcor common stock to the Series B stockholders. The redemption and conversion of the Series B Convertible Preferred Stock eliminates the Series B Convertible Preferred Stock from Questcor’s capital structure and with it the Series B cash dividend obligation of 10% in each of 2006 and 2007 and 12% thereafter, the Series B liquidation preference of $8,375,000 and the Series B restrictive covenants. The Series B stockholders retained warrants to purchase 3,025,091 shares of Questcor common stock at $0.94 per share that were acquired by the Series B stockholders in connection with their purchase of the Series B Convertible Preferred Stock.
“As a result of the redemption and conversion of the Series B Convertible Preferred Stock and our previous debt retirements, we no longer have any financial instruments requiring interest or dividend payments or containing restrictive operating covenants. We also maintain a cash balance of approximately $18 million as of January 3, 2006 to fund our operations and invest in new product opportunities,” stated Jim Fares, President and Chief Executive Officer.
About Questcor
Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders. Questcor currently markets H.P. Acthar® Gel (repository corticotropin injection), an injectable drug indicated for the treatment of exacerbations associated with Multiple Sclerosis. For more information, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for its product, the gross margin achieved from the sale of its product, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturer on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its products, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks, and to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.